Exhibit 99.1

Investor Contacts:
Jennifer Jarman
The Blueshirt Group for Roxio, Inc.
(415) 217-7722
jennifer@blueshirtgroup.com

ROXIO’S NAPSTER AND SOFTWARE DIVISIONS TO EXCEED SECOND QUARTER GUIDANCE

Proposed Sale of Software Division to Sonic Solutions on Track

SANTA CLARA, Calif. - September 20, 2004 - Roxio, Inc. (Nasdaq: ROXI), The Digital Media Company® and the parent company of Napster, LLC, provider of the Napster® music service, today announced that it expects to exceed prior guidance for both its software and Napster divisions for the second fiscal quarter of 2005.

Napster revenues are expected to be approximately $9 million, ahead of the company’s previously issued guidance of $8 million. Roxio software division revenues are expected to be approximately $18 million compared to guidance of $17 million. Roxio expects that combined EPS loss for the quarter will be narrower than current analyst consensus estimates.

"The strength of Napster’s results reflects increasing traction in the online music market and a favorable mix toward subscribers. We are excited by numerous near-term business catalysts for Napster including the upcoming consumer launch of, and device support for, the ‘Napster To Go’ portable subscription service, along with the full implementation of our partnership with Best Buy," said Chris Gorog, Chairman and CEO. "Our proposed sale of the Roxio software division is on track to close in the fourth calendar quarter, pending Roxio stockholder approval and customary regulatory reviews. The successful completion of this proposed transaction will significantly strengthen Napster’s balance sheet and eliminate the need for additional funding for the foreseeable future."

About Roxio and Napster
Roxio, Inc. provides the best selling digital media software in the world and owns Napster®, the world's most recognized brand in online music. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio's family of products includes category-leading products Roxio Easy Media Creator(TM), Easy CD & DVD Creator(TM), Digital Media Suite®, Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite® for digital photography, and VideoWave® for digital video. Napster®, the world's biggest brand in digital music, is a subscription service that enables fans to access the world's largest and most diverse online collection of music and experience the largest number of features. Subscribers to Napster can listen to full-length songs from every major record label and hundreds of independents on demand and transfer songs to their favorite Napster To Go(TM) compatible MP3 player for a low monthly fee. Napster also offers Napster Light(TM), a "lighter" version of the service for those who just want to purchase songs and albums a la carte.

Safe Harbor Statement
Except for historical information, the matters discussed in this press release, in particular matters related to Roxio’s future revenue, net income (loss) and need for additional capital; Roxio’s relationship with Best Buy, the closing of the sale of assets to Sonic Solutions and the launch of the Napster To Go service, are forward-looking statements that are subject to certain risks and uncertainties such as decreased demand for our products; failure to obtain or maintain content licenses in domestic and international markets; failure to maintain relationships with strategic partners and content providers; our inability to satisfy all of the closing conditions for the asset sale; and general economic conditions, that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 9, 2004, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

© 2004 Roxio, Inc. All rights reserved. Roxio, the Roxio tagline, the Roxio logo, Roxio Easy Media Creator, Easy CD & DVD Creator, Digital Media Suite, Easy CD Creator, PhotoSuite, VideoWave, Toast, Napster, the Napster logo, Napster Light and Napster To Go are either trademarks or registered trademarks of Roxio, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks used are owned by their respective owners.